STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS 41% OPERATING INCOME INCREASE ON 5% REVENUE GROWTH IN THIRD QUARTER OF FISCAL 2008

SALEM, NH – May 6, 2008 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the third quarter of fiscal 2008 ended March 31, 2008.

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Net sales for the third quarter of fiscal 2008 increased 5.2% to $169.0 million from $160.7 million in the third quarter of fiscal 2007.

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Income from operations for the third quarter of fiscal 2008 grew by 41.0% to $6.8 million compared with $4.8 million in the third quarter last year.

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Net income from continuing operations for the third quarter of fiscal 2008 was $2.6 million, or $0.21 per diluted share, compared with net income from continuing operations of $1.9 million, or $0.15 per diluted share, in the year-ago quarter.

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Net income for the third quarter of fiscal 2008 was $1.6 million, or $0.13 per diluted share, compared with net income of $1.3 million, or $0.10 per diluted share, in the third quarter of fiscal 2007.  Net loss from discontinued operations was $1.0 million for the third quarter of 2008 versus a loss of $0.6 million in the prior year.  The larger loss related to an environmental expense recorded in the third quarter of fiscal 2008.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) was $133.7 million at the end of the third quarter as compared to $129.0 million in the prior year.  Working capital turns increased to 5.1 turns from 5.0 turns for the third fiscal quarter of 2007.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased by $1.5 million to $127.6 million at March 31, 2008 from $129.1 million at December 31, 2007.  The company’s balance sheet leverage ratio of net debt to total capital was 36.0% at March 31, 2008, compared with 36.4% at December 31, 2007.

Comments on the Third Quarter

“Standex performed well in the third quarter, delivering good top-line growth and substantial profitability improvement in a difficult economic environment,” said Roger Fix, Standex’s president and chief executive officer.   “Our 41 percent year-over-year increase in operating income demonstrates the success of our efforts to take cost out of the business, enhance operational efficiencies and improve margins.  Our Food Service Equipment and Engraving groups led Standex’s strong third-quarter performance with double-digit increases in operating income, and the Engineered Products group capitalized on robust demand and reported a double-digit sales increase.  ADP and Hydraulics Products continued to be affected by weak market conditions.”

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“During the quarter, the U.S. Environmental Protection Agency requested Standex’s participation in a clean-up activity at a site located in Cleveland, Ohio, where the Company leased a building and conducted operations from 1967 until 1979,” added Fix.  “The site is the former location of the Club Products and Monarch Aluminum divisions.  We are currently evaluating the extent of Standex’s involvement at the site and, therefore, have established an accrual reported in discontinued operations in the amount of $2.0 million.”

The Food Service Equipment Group posted third-quarter, year-over-year sales growth of 9.9%, all of which was organic, and strong operating income growth of 72.5% year-over-year.

“Top-line growth at our Food Service Equipment Group was driven by double-digit sales gains in the majority of our businesses,” Fix said.  “We continued our efforts to grow market share by increasing our penetration of nationwide quick-serve restaurant chains, leveraging relationships with large dealers and dealer buying groups, and expanding our network of foodservice consultants.  During the quarter we also made progress in broadening our sales channels and end user customer relationships in Canada.  Operating profitability outpaced the revenue increase primarily due to purchasing cost reductions and improved manufacturing efficiencies.”

The Engraving Group generated sales growth of 16.3% year-over-year, driven by demand from our North American automotive OEM customers and strong growth at our international engraving operations.  Third-quarter income from operations increased by 38.3% year-over-year due primarily to sales leverage and productivity gains.

“Standex’s international operations turned in a very strong performance and the domestic mold texturizing business continued to report solid growth,” said Fix.  “We have made good progress in our strategy to expand our engraving business into emerging geographic markets.  Our Turkish operation has been successful in attracting both automotive and non-automotive business, our new plant in the Czech Republic is ramping up sales in Eastern Europe, and our mold texturizing facilities in China have continued to grow.  Moreover, by taking advantage of lower-cost manufacturing and implementing lean enterprise techniques, we generated a substantial improvement in operating income.”

Engineered Products Group revenue for the third quarter increased by 16.0% year-over-year.  Operating income declined by 13.0% year-over-year due to an increase to a legal reserve, temporary manufacturing inefficiencies, and higher material costs.

“We continued to see robust demand in the energy, aerospace and aviation markets for the Spincraft business,” said Fix.  “To capitalize on the significant contracts we have been awarded during the past year from major customers, we completed the installation of the necessary capital equipment at our Spincraft facilities.  Margins at Spincraft were affected by inefficiencies on the shop floor as we began to train the operators and perfect the manufacturing processes and tooling for the new equipment.  We believe these inefficiencies should be substantially resolved by the end of the current fourth quarter.1”

“Sales at the electronics business remained relatively flat year-over-year, as good growth in industrial markets was offset by softness in end user segments related to the residential housing market,” added Fix.  “During the third quarter the announced closing of one of our facilities in Canada resulted in manufacturing inefficiencies as we transferred the production of products from Canada to Mexico and China.  Higher material costs also affected electronics margins in the third quarter, although material substitutions should substantially offset this issue beginning with the first quarter of FY09.1  We continue to focus on margin improvement in the electronics business through plant consolidations, price increases, material cost reductions and the use of low cost manufacturing in Mexico and China.”

Hydraulics Products Group revenues for the quarter fell by 2.4% year-over-year and operating income decreased by 4.5% as a result of decreased operating leverage.

“Sales and operating income are off slightly from last year’s levels as a result of the weak demand environment for off-road heavy construction vehicles in the U.S.,” said Fix.  “Although the timing and extent of any recovery of the off-road heavy construction vehicle market remains uncertain, we continue to believe that we have hit the bottom of the downturn.1  The international picture is better as we continue to see export sales growth opportunities for our hydraulic cylinders, especially into Middle East, South America, Mexico and China.”

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Air Distribution Products Group (“ADP”) sales for the quarter declined by 25.2% as a result of the continued severe downturn in the residential construction market.  ADP reported a loss for the quarter due to the sharp decline in sales volume and higher material costs.

“As expected, poor housing construction market conditions and rising material costs affected ADP’s financial performance for the quarter,” said Fix.  “In an increasingly challenging environment, we remain focused on implementing cost reductions and gaining market share to secure profitability for this group.”

Business Outlook

“Heading into the final quarter of fiscal 2008, we are encouraged about Standex’s long-term prospects for growth and profitability even as we face near-term market challenges in multiple businesses.  Across our operating groups, Standex’s businesses are taking every opportunity to gain share in their respective markets and to drive cost reductions.  In Food Service Equipment, we are excited by the opportunities to leverage sales synergies, drive growth and enhance margins in each one of our businesses.  While the global automotive market remains volatile, we expect our Engraving Group will continue to make strides to diversify our business in traditional markets and to exploit growth opportunities in emerging markets.1  We see tremendous opportunities before us in the Engineered Products Group across the aerospace, aviation and energy markets.  While we have seemingly found the bottom of the market for our Hydraulics business, we cannot foretell when the market will rebound.  Likewise, visibility for ADP is difficult due to the poor housing market, but we do not expect an upturn in the near term,1” concluded Fix.

Conference Call Details

Standex will host a conference call for investors today, Tuesday, May 6, at 10:00 a.m. ET.  On the call, Roger Fix, president and CEO, and Thomas DeByle, CFO, will review the company’s financial results, and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 78866966.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Engraving Group and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainty in conditions in the general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the new residential construction market, reduced capital spending by customers, the impact of diversification efforts in our Engraving Group, delays in fully resolving some shop floor inefficiencies beyond the fourth quarter of 2008 and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2007, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management's estimates change.

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Standex International Corporation

Segment Reporting Data

Net Revenues:

Income from Operations:

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STANDEX INTERNATIONAL CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

(In thousands)	March 31, 2008	June 30, 2007
ASSETS		
Current assets:		
Cash and cash equivalents	$ 20,263	$ 24,057
Accounts receivable, net	98,999	106,116
Inventories	100,309	91,301
Prepaid expenses and other current assets	4,123	3,762
Deferred tax asset	12,212	11,093
Total current assets	235,906	236,329
Property, plant and equipment, net	116,487	122,315
Goodwill	120,473	118,911
Intangible assets	28,078	31,228
Prepaid pension cost	13,845	8,256
Other non-current assets	22,777	22,861
Total assets	$ 537,566	$ 539,900
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 65,588	$ 65,977
Accrued expenses	46,755	49,370
Current portion of long-term debt	28,754	4,162
Current liabilities - discontinued operations	1,670	821
Total current liabilities	142,767	120,330
Long-term debt - less current portion	119,086	164,158
Accrued pension and other non-current liabilities	49,029	50,981
Total liabilities	310,882	335,469
Shareholders' equity:		
Common stock	41,976	41,976
Additional paid-in capital	25,691	25,268
Retained earnings	430,588	426,171
Accumulated other comprehensive loss	(9,733)	(26,533)
Treasury shares	(261,838)	(262,451)
Total shareholders' equity	226,684	204,431
Total liabilities and shareholders' equity	$ 537,566	$ 539,900

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